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                            Translation from German




                          POOLING AND TRUST AGREEMENT



1.   Cybermind Interactive Europe AG,
     represented by its managing director, Holger Timm

2.   Andreas Eder,
     Frohlichstr. 6,81479 Munich

3.   Roland Manger,
     Kellestr. 14,81667 Munich

4.   Thomas Schulz,
     Zweibruckenstr. 8,80331 Munich

5.   Rudolf Strobl,
     Friedenspromenade 49a, 81827 Munich

6.   Holger Timm,
     Trabener Str. 12,14193 Berlin

                    hereinafter individually or together referred to as the
                     "shareholders"

and

7.   Dr. Hubert Besner,
     Widenmayerstr. 41,80538 Munich

                              hereinafter referred to as the "trustee"

are hereby concluding the following agreement:






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                                       I
                                    Subject

The shareholders sold their 640,000 pieces of bearer shares of CYBERNET Internet-Dienstleistungen AG (hereinafter referred to as "CYBERNET AG") to Cybernet Internet Services International, Inc. (hereinafter referred to as "CYBER U.S.") to the par value of DM 5.--respectively with the Stock Purchase Agreement of 11.06.1997 (hereinafter referred to as the "Stock Purchase Agreement"). As compensation, the shareholders will receive shares of CYBER U.S. as listed hereunder:


1.   Cybermind AG        5,160,000 preferred shares series B
                           600,000 preferred shares series A

2.   Andreas Eder        2,257,500 common stock
                           262,500 preferred shares series A

3.   Roland Manger         161,250 common stock
                            18,750 preferred shares series A

4.   Thomas Schulz         645,000 common stock
                            75,000 preferred shares series A

5.   Rudolf Strobl         483,750 common stock
                            56,250 preferred shares series A

6.   Holger Timm         1,612,500 common stock
                           187,500 preferred shares series A


                                       II
                                  Trusteeship

1. The shareholders hereby order and authorize the trustee to accept the shares of CYBER U.S. (hereinafter referred to as the "shares") mentioned in number I. above within the closing of the Stock Purchase Agreement, and to keep them in custody subsequently in a trust account with BHF-Bank Berlin (no. 170080577) registered for the trustee and for the account of the respective shareholder. The transferability of the shares is restricted in accordance with U.S. and other applicable negotiable instruments law. The share certificates contain the following note: These shares are subject to the restrictions pursuant to the Pooling and Trust Agreement of 18 August 1997. A copy of this agreement can be obtained with the company.


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2.   The trustee is ordered and authorized by the parties to keep in custody and issue the shares pursuant to this agreement. With view to the obligations of the shareholders towards Cyber U.S., the trustee keeps the shares in custody pursuant to the Stock Purchase Agreement.


                                      III.
                    Pooling Commitment, Right of Preemption

1. The individual shareholders cannot demand transfer and issuance of the shares from the trustee until 31.12.1998. Starting from 01.01.1999, the individual shareholders can demand transfer and issuance of 25% of the shares kept for them respectively, starting from 01.01.2000 the transfer and issuance of another 25% of the shares kept for them and starting from
     01.01.2001 the transfer and issuance of another 50% of the shares kept for them.

2. As far as the shares are kept in custody by the trustee pursuant to this agreement, the shareholders can sell their shares to shareholders only, not to third parties. In the case of sale of shares to one or several shareholders, the other shareholders (including the buyers, if they are shareholders) have the right of preemption. The persons entitled to preemption have the right of preemption in the ratio of their number of shares. As far as a person entitled to preemption does not exert his right of preemption at all or not in time, it accrues to the other persons entitled to preemption in the ratio of their number of shares.
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                                      IV.
                           Obligations of the Trustee

1. With the exception of above number III.1., the trustee will only dispose of the shares after joint written instruction of all shareholders and of CYBER U.S.

2. Before exerting the rights he has as a shareholder towards CYBER U.S., towards other shareholders or towards third parties, the trustee shall request the instructions of the individual shareholders and will comply with the instructions of the individual shareholders. In case delay causes danger, the trustee is entitled to act at his best discretion, taking the interests of the respective shareholder into consideration, if the prior getting of instructions is not possible.

3. The trustee has to pass all documents and information he receives as a shareholder on to the shareholders immediately. Exceeding obligations to inform or make reports, in particular regarding the situation of CYBER U.S. or the shares, do not exist and are expressly contracted out.

4. The trustee has to make a statement of all payments and other benefits that are made upon him in his capacity as a shareholder, in particular dividends, and has to pay them to the shareholders.



                                       V.
                                    Proxies

The trustee hereby irrevocably authorizes the individual shareholders to exercise their voting right and all other rights in connection with the shares, provided that the respective shareholders are also entitled to delegate their authority to other persons. Any shareholder is entitled to exercise his voting right independently of the other shareholders.


                                      VI.
                            Liability of the Trustee

Liability of the trustee for the due performance of this agreement shall be limited to intention and gross negligence. Any liability with respect to the development of the enterprise of CYBER U.S. or of CYBERNET AG or to the development of value of the shares is expressly excluded.
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                                      VII.
                       Reimbursement of Expenses, Release

1. The trustee is entitled to reimbursement of expenses and expenditure he may be incurred within the performance of this agreement, plus eventual statutory turnover tax.


2. Upon the request of the trustee, the shareholders shall release the trustee from all obligations that may arise for him from the performance of this agreement.


                                     VIII.
                       Termination of the Trust Agreement

1. The shareholders and CYBER U.S. can terminate this agreement by joint written declaration without giving reasons any time. As for the rest, this agreement expires upon complete transfer and issuance of the shares to the shareholders pursuant to above number III.1.

2. In the case of death or non-temporary prevention of the trustee, the rights and obligations under this agreement will pass on to a trustee jointly determined by the shareholders and CYBER U.S. If the shareholders and CYBER U.S. cannot agree upon a joint trustee, chairmen of the supervisory board of CYBERNET AG have to determine a trustee. The trustee hereby irrevocably offers the successor thus determined as trustee the transfer of the shares and the assignment of the rights to issuance of the shares against BHF-Bank.


                                      IX.
                                Other Provisions

1. Modifications and supplements of this agreement must be in writing in order to be effective. Oral arrangements shall be ineffective.
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2.   To this agreement, exclusively German law shall apply.

3. If individual provisions of this agreement or parts thereof should be or become ineffective or void or unenforceable, or if this agreement should contain a gap, the effectiveness of the other provisions shall not be affected thereby. Instead of the ineffective or void or unenforceable provision or in order to fill the gap, an appropriate regulation shall be considered agreed upon, which -- within what is legally permissible -- comes closest to the economic result the parties intended with the in effective or unenforceable provision and to what they would have intended if they had taken the unregulated point into consideration pursuant to the sense and purpose of the agreement prior to using the legal provisions; alternatively, this regulation has to be agreed upon and has to be put down in writing.


Munich, 18.08.1997

sgd.: p.p. A. Eder                           sgd.: p.p. A. Eder
Cybermind Interactive Europe AG              Rudolf Strobl

sgd.: A. Eder                                sgd.: p.p. A. Eder
Andreas Eder                                 Holger Timm

sgd.: p.p. A. Eder                           sgd.: Hubert Besner
Roland Manger                                Trustee

sgd.: p.p. A. Eder
Thomas Schultz








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In my capacity as a public translator for the English language, duly commissioned and sworn by the President of the Regional Court I of Munich, I hereby certify that the foregoing is a true and complete English translation of the German document submitted to me.
Munich, Federal Republic of Germany
21 August 1998

[SIG]
Elisabeth Groner